AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2001

                                                       Registration No. ________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         TEAM SPORTS ENTERTAINMENT, INC.
                 (Name of small business issuer in its charter)

                 1111 SOUTH MAIN, SUITE 127, GRAPEVINE, TX 76051
                                 (817) 410-5708
          (Address and telephone number of principal executive offices)

                                 TERRY WASHBURN
                           1111 SOUTH MAIN, SUITE 127
                               GRAPEVINE, TX 76051
                                 (817) 410-5708
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                              G. DAVID GORDON, ESQ.
                       G. DAVID GORDON & ASSOCIATES, P.C.
                         7633 EAST 63RD PLACE, SUITE 210
                                 TULSA, OK 74133
                     TEL (918) 254-4997 - FAX (918) 254-2988

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   CALCULATION OF REGISTRATION FEE

                                                                 Proposed           Proposed
          Title of Each                                           Maximum            Maximum        Amount of
       Class of Securities            Amount to be            Offering Price        Aggregate     Registration
        To be Registered             Registered (1)          Per Security (2)    Offering Price        Fee

Common stock, par $.0001 (3)           28,977,000                  $.60           $17,386,200      $ 4,346.55
Common stock, par $.0001 (4)           14,488,500                  $.60             8,693,100        2,176.28
Common stock, par $.0001 (5)            1,291,000                  $.60               774,600          193.65
                                     ------------                                 -----------      ----------
                                       44,756,500                                 $26,853,900      $ 6,716.48
                                     ============                                 ===========      ==========

(1) This registration statement covers any additional shares of common stock of Team Sports Entertainment, Inc. that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration that results in an increase in the number of shares of our outstanding common stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the bid and asked price for our common stock on the OTC Bulletin Board on December, 26,2001.
(3)      Represents shares of common stock held by the Selling Shareholders.
(4) Represents shares of common stock issuable upon the exercise of outstanding warrants.
(5)      Represents shares of common stock issued in exchange for debt.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                     SUBJECT TO COMPLETION DECEMBER __, 2001


PROSPECTUS


                         TEAM SPORTS ENTERTAINMENT, INC.

                     Up to 44,756,500 Shares of Common Stock

This offering relates to the resale of an aggregate of up to 44,756,500 shares of common stock of Team Sports Entertainment, Inc. by persons who are referred to in this prospectus as Selling Shareholders. The shares that may be resold pursuant to this prospectus include 30,268,000 shares of Common Stock owned by the Selling Shareholders and 14,488,500 shares of Common Stock issuable upon the exercise of warrants owned by the Selling Shareholders. Our filing of the registration statement of which this prospectus is a part is intended to satisfy our obligations to the Selling Shareholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them.

We are not offering or selling any shares of our Common Stock pursuant to this prospectus. We will not receive any proceeds from the sale of the shares by the Selling Shareholders. We will, however, receive proceeds if Selling Shareholders pay cash to exercise some or all of the warrants owned by the Selling Shareholders. We will bear the expenses of the offering of the shares, except that the Selling Shareholders will pay any applicable underwriting discounts, brokerage fees or commissions and transfer taxes, as well as fees and disbursements of their counsel and advisors.

Our common stock is quoted on the over-the-counter or OTC Bulletin Board under the trading symbol "TSPT." On December 26, 2001, the average of the bid and asked price of our common stock was $.??. The Selling Shareholders may sell the shares from time to time in public or private transactions occurring on or off the OTC Bulletin Board, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission. You should read both this prospectus and any related prospectus supplement together with additional information described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

All references in this prospectus to "Team Sports," "the Company," "we," "us," or "our" mean Team Sports Entertainment, Inc. and, as the context requires, its subsidiaries.

You should carefully consider the "Risk Factors" beginning on page 5 before making a decision to purchase shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     The date of this prospectus is , 2002.

                                                                           PAGE

ITEM  2.TABLE OF CONTENTS                                                    3
ITEM  3. SUMMARY INFORMATION AND RISK FACTORS                                5
ITEM  4. USE OF PROCEEDS                                                     7
ITEM  5. DETERMINATION OF OFFERING PRICE                                     7
ITEM  6. DILUTION                                                            7
ITEM  7. SELLING SECURITY HOLDERS                                            7
ITEM  8. PLAN OF DISTRIBUTION                                                9
ITEM  9. LEGAL PROCEEDINGS                                                  10
ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS       10
ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT                                                                12
ITEM 12. DESCRIPTION OF SECURITIES                                          13
ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL                              13
ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES                                                13
ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS                                14
ITEM 16. DESCRIPTION OF BUSINESS                                            14
ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION          15
ITEM 18. DESCRIPTION OF PROPERTY                                            17
ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                     17
ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS           18
ITEM 21. EXECUTIVE COMPENSATION                                             20
ITEM 22. FINANCIAL STATEMENTS                                               22
ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE                                                  22
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS                          22
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                        23
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES                            23
ITEM 27. EXHIBITS                                                           23
ITEM 28. UNDERTAKINGS                                                       24

ITEM 3. SUMMARY INFORMATION AND RISK FACTORS


                               PROSPECTUS SUMMARY

THE COMPANY

Team Sports Entertainment, Inc. (the "Company" or "TSPT"), a Delaware corporation, is a holding company with one wholly owned subsidiary, Maxx Motorsports, Inc. ("Maxx"), a South Carolina corporation. Maxx, through its wholly owned subsidiary, Team Racing Auto Circuit, LLC ("TRAC") plans to develop, own, operate and sanction an automotive racing league designed to provide content for television and tracks while expanding the existing base of racing fans. On May 15, 2001, TSPT changed its name from Logisoft Corp. to Team Sports Entertainment, Inc.

TRAC is a development stage company. TRAC plans to initially consist of multi-car teams, positioned in major North American television markets located near major motorsport venues. Each team will represent the city or state where it is located. The initial TRAC racing season, planned to start in 2003, will consist of a regular race schedule, an all-star race and a Championship Race. TRAC will incorporate the use of aerodynamically similar cars, fuel-injection engines and other competitive standards to increase parity among the teams without diminishing the entertainment value.

TRAC will own and operate a league (the "League") of professional stock car racing teams and will own all television, radio, publishing, sponsorship and licensing rights for the League. TRAC expects to enter into Operating Agreements with up to ten local persons (the "Local Operators") with respect to the local operations of a TRAC racing team in their respective local markets. The Local Operators will make certain payments to TRAC to obtain the local operating rights and will bear all local expenses of operating the team and will be entitled to retain all or a significant portion of certain local revenues (e.g., local ticket sales, parking and concession revenue and local sponsorship) and to share in certain national revenues (e.g., television and radio licensing fees, national sponsorship and merchandise licensing revenue). In addition, expansion and relocation fees will be shared among TRAC and the Local Operators. TRAC will hire all drivers and assign the drivers to the local teams; the teams will hire all other personnel, including pit crews. The Local Operators will be responsible for performing all local operations of the team, including presenting its home races, marketing the team and selling tickets for the races.


THE OFFERING

Common stock offered by Selling Shareholders                   30,268,000 shares
Common stock issuable upon exercise of outstanding warrants    14,488,500 shares

Common stock outstanding:
         Prior to the offering                                 62,468,312 shares
         After the offering (1)                                76,956,812 shares

(1)      Assumes that all outstanding warrants are exercised.

SELECTED FINANCIAL DATA

The following summary of our financial information has been derived from our unaudited financial statements for the nine months ended September 30, 2001 which were included in our Form 10-QSB dated September 30, 2001. The development stage column includes the results of Maxx and TRAC since they were acquired.


Statement of Operations Data:
                                                                         Development
                                                       Consolidated         Stage
                                                       ------------         -----
Net sales                                             $      28,310     $          -
Gross profit                                                 18,774                -
Selling, general and administrative expenses              1,350,463         1,080,960
Loss from continuing operations                          (1,191,393)       (1,079,355)
Loss from discontinued operations                        (1,380,770)               -
                                                      --------------    -------------
Net loss                                              $  (2,572,163)    $  (1,079,355)
                                                      ==============    ==============

Balance Sheet Data:

Cash                                                  $   6,602,327
Goodwill                                                  2,859,509
Other assets                                                281,824
                                                      --------------
  Total assets                                        $   9,743,660
                                                      ==============

Total liabilities                                     $     171,659
Total stockholders' equity                                9,572,001
                                                      --------------
  Total liabilities and stockholders' equity          $   9,743,660
                                                      ==============

RISK FACTORS

An investment in our common stock is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, before you decide to buy our common stock. If you decide to buy our securities, you should be able to afford a complete loss of your investment.

The Company is in the development stage.
----------------------------------------
The Company is in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. The Company's future is based on an unproven business plan with no historical facts to support projections and assumptions.

We have a limited operating history in the management of an automotive racing
-----------------------------------------------------------------------------
league.
-------
The Company has no operating history as an owner/operator of an automotive racing league. During the last two years, the Company has been engaged in two completely different lines of business.

Our planned racing events face intense competition for attendance, television
-----------------------------------------------------------------------------
viewership and sponsorship.
---------------------------
Our industry is highly competitive. We cannot assure you that we can develop or maintain a market position. Our racing events will compete with other events for television viewership, attendance and sponsorship funding. Our racing events will compete with racing events sanctioned by other racing bodies, including:

         o        Formula One
         o        National Association of Stock Car Automobile Racing ("NASCAR")
         o        Indy Racing League ("IRL")
         o        National Hot Rod Association ("NHRA")
         o        Sports Car Club of America ("SCCA")
         o        Professional Sports Car Racing ("PSCR")
         o        CART Championship

In addition, our racing events will compete with other sports, entertainment and recreational events, including:

         o        Football
         o        Basketball
         o        Baseball
         o        Golf

We will rely on participation by racing teams.
----------------------------------------------
The Company will own, operate, and sanction an automotive racing league designed to provide content for television and tracks while expanding the existing base of race car fans. The success of our racing league is contingent upon our ability to sell operating rights to city/state-based racing teams. Racing team owners will own and operate each city/state team and will be responsible for developing its fan base. Revenue sharing systems will be enacted to ensure parity and fair allocation of revenue among teams.

September 11 disaster.
----------------------
The disaster which occurred on September 11, 2001 has caused a number of people to fear congregating in large numbers. This fear could have a substantial impact on the viability of a new racing league and its ability to attract new fans.

We will depend on outside manufacturing sources and suppliers.
--------------------------------------------------------------
We will contract with third party manufacturers to produce three styles of aerodynamically similar cars with fuel-injection engines to be used in our races and they will in turn depend upon third party suppliers to obtain the necessary materials for production. We do not know what type of contracts we will have with such third party manufacturers and suppliers. We will outsource the manufacture of the cars to be used in our races and we will have limited control over the actual production process. Moreover, difficulties encountered by any one of our third party manufacturers, which result in product defects, delayed or reduced product shipments, cost overruns or our inability to fill orders for our team owners on a timely basis, could have an adverse impact on our business. Even a short-term disruption in our relationship with third party manufacturers or suppliers could have a material adverse effect on our operations.

Our stock price may be volatile.
--------------------------------
The market price of our common stock will likely fluctuate significantly in response to the following or other factors, some of which are beyond our control:

         o Significant delays in manufacture of racing cars to be used in the automotive racing league;
         o        Inability of the Company to sell sufficient racing teams;
         o        Inability of the Company to negotiate a television contract;
         o Inability of the Company to raise additional capital, if necessary, to complete their business plan;
         o Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
         o        Additions or departures of key personnel;
         o        Future sales of our common stock;
         o Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;
         o        Commencement of or involvement in litigation; and
         o        Our inability to complete our business plan.

We do not anticipate paying any dividends on our common stock.
--------------------------------------------------------------
We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future. Instead, we intend to retain any future earnings for use in the operation and expansion of our business.

If we are subject to Securities and Exchange Commission regulations relating to
-------------------------------------------------------------------------------
low-priced stocks, the market for our common stock could be adversely affected.
-------------------------------------------------------------------------------
The Securities and Exchange Commission has adopted regulations concerning low-priced or "penny" stocks. The regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional regulations relating to low-price stocks.

The penny stock regulations require that broker-dealers who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders' ability to sell our common stock in the secondary market.


ITEM 4            USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the Selling Shareholders. The Company will only receive proceeds in the event the Selling Shareholders exercise their warrants.


ITEM 5            DETERMINATION OF OFFERING PRICE

The offering price is based upon the average bid and ask price for the Company's common stock, par value $.0001, as quoted on the OTC Bulletin Board on December 26, 2001.


ITEM 6            DILUTION

Not applicable.


ITEM 7             SELLING SECURITY HOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of the Company's common stock as of November 30, 2001 by the Selling Shareholders who may sell their common stock pursuant to this prospectus. This information is based upon information provided by each respective Selling Shareholder and Schedules 13D and other public accounts filed with the Commission.

The shares offered by this prospectus may be offered for sale from time to time by the Selling Shareholders. Because the Selling Shareholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares, no estimate can be given as to the number of shares that will be held by the Selling Shareholders after the completion of this offering, accordingly, it is assumed that all the shares offered pursuant to this prospectus are sold. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted.

The number of shares of common stock beneficially owned by the Selling Shareholders includes the shares of common stock beneficially owned by the Selling Shareholders as of the date of this prospectus and shares of common stock underlying warrants held by the Selling Shareholders that are exercisable within sixty (60) days of November 30, 2001. Except as otherwise indicated, to our knowledge, the Selling Shareholders have sole voting and investment power with respect to all shares beneficially owned by them, or with respect to the shares underlying warrants, will have sole voting and investment power at the time such shares are sold. The percentages shown in the table below are based upon 62,468,312 shares of common stock outstanding as of November 30, 2001. The numbers shown in the column "Shares Being Offered" include additional shares of common stock that may be issued to each of the Selling Shareholders upon exercise of any warrant held by them. Excluding the 1,291,000 shares owned by Bill Bradshaw, two-thirds of each number represents shares of common stock owned by the selling shareholder and one-third of each number represents additional shares of common stock that may be issued to each of the Selling Shareholders upon exercise of any warrant held by them.

                                        Number of                           Number of       Percentage
                                         Shares                              Shares         Beneficial
                                      Beneficially         Shares         Beneficially       Ownership
                                      Owned Before          Being          Owned After      After this
Selling Shareholder                 this Offering (1)      Offered      this Offering (2)    Offering
-------------------                 -----------------      -------      -----------------    --------
VenCap Opportunities Fund, L.P.           4,340,000         3,600,000          740,000            1.18%
VFTC FBO Wendell M. Starke - IRA          3,360,000         3,150,000          210,000            *
D. Mark White                             1,750,000         1,500,000          250,000            *
C.R. Garner (5)                             555,000           450,000          105,000            *
Richard T. Clark                          2,056,774         1,308,000          748,774            1.20%
Joel C. Holt (6)                          2,303,499          2,070000          233,499            *
Keystone Laboratories, Inc. (7)             192,002           165,000           27,002            *
John Lantrip Clark Trust (8)                187,909           120,000           67,909            *
Amy Margaret Clark Trust (8)                155,300           120,000           35,300            *
Piedmont Orange Investments, LLC          4,560,000         4,275,000          285,000            *
Westlake Holdings, LLC                    6,000,000         5,625,000          375,000            *
MAXX TRAC, LLC                            3,200,000         3,000,000          200,000            *
Orange & White, LLC                       2,400,000         2,250,000          150,000            *
Bradshaw Investment, Inc. (9)             2,900,000         2,250,000          650,000            1.03%
Amy Gordon (4)                            2,784,316         1,500,000        1,284,316            2.06%
Thoroughbred Holdings, LLC                2,960,000         2,775,000          185,000            *
Midlands Greens Investments, LLC          1,440,000         1,350,000           90,000            *
Grey Goose Adventures                     1,040,000           975,000           65,000            *
Clark Bundren (10)                          132,000            30,000          102,000            *
Gilad Ottensoser                             80,000            75,000            5,000            *
Eric Seiden                                  80,000            75,000            5,000            *
Erik Hjelle                                  64,000            60,000            4,000            *
Gaia Holdings, Ltd. (3)                   1,292,000           742,500          549,500            *
William G. Miller (11)                    6,400,000         5,500,000          900,000            1.43%
William G. Miller II (12)                   500,000           500,000                0            *
                                                       --------------
  Total offering including warrants                        43,465,000
Bill Bradshaw (13)                        3,212,500         1,291,000        1,921,500            3.08%
                                                       --------------
  Total                                                    44,756,500
                                                       ==============

      * Less than one percent.
(1) Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security and a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of December 31, 2001.
(2) Assumes the sale by the Selling Shareholders of all shares registered hereby.
(3)      Owned equally by Mr. Richard T. Clark and Mr. Joel C. Holt.
(4) Includes 261,893 shares owned by Mrs. Gordon's husband and 100,000 shares owned by Delvest, Inc., a company controlled by her husband.
(5)      Director of the Company until March 2000.
(6)      Director and CEO of the Company until March 2000.
(7)      Jointly owned by Richard T. Clark, Joel C. Holt and G. David Gordon.
(8)      Trusts for children of Richard T. Clark.
(9)      Owned by Charles Bradshaw, a current director of the Company.
(10)     Director of the Company until May 2001.
(11) Current director of the Company and CEO effective January 1, 2002, includes 200,000 shares owned by a trust, of which Mr. Miller serves as trustee, for Christopher C. Miller, Mr. Miller's minor son.
(12)     Son of current director of the Company.
(13)     Son of current director of the Company.


ITEM 8            PLAN OF DISTRIBUTION

The Selling Shareholders, or by their pledgees, transferees or other successors in interest, may sell the shares of common stock from time to time in public or private transactions occurring on or off the OTC Bulletin Board, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts. To this end, the Selling Shareholders may offer their shares for sale in one or more of the following transactions listed and described below:

         o        In the over-the-counter market;
         o Through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which any of the shares of common stock are then listed, admitted to unlisted trading privileges or included for quotation in privately negotiated transactions;
         o In transactions other than on such exchanges or in the over-the-counter market;
         o        In connection with short sales of our common stock;
         o        By pledge to secure debts and other obligations;
         o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
         o        In a combination of any of the above transactions.

If the Selling Shareholders sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, in connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Shareholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both. Such commissions, concessions, allowances or discounts might be in excess of customary amounts. To comply with the securities laws of certain jurisdictions, the securities offered in this prospectus will be offered or sold in those jurisdictions only through registered or licensed broker/dealers. In addition, in certain jurisdictions the securities offered in this prospectus may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions, or unless an exemption from registration or qualification is available and is complied with. We are not aware of any definitive selling arrangement at the date of this prospectus between any selling shareholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the Selling Shareholders, but may receive certain funds as described under "Use of Proceeds."

In connection with the distribution of their shares, certain of the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Shareholders.

The Selling Shareholders may also sell the shares short and redeliver the shares to close out the short positions.

The Selling Shareholders may also enter into option or other transactions with broker-dealers, which require the deliver of the shares to the broker-dealer.

The Selling Shareholders may also loan or pledge their shares to a broker-dealer. The broker-dealer may then sell the loaned shares or, upon a default, may sell the pledged shares.

The Selling Shareholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling shareholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). In that case, any profit on the sale of shares by a selling shareholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. Any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer. These shares may later be distributed, sold, pledged, hypothecated or otherwise transferred. In addition to any other applicable laws or regulations, Selling Shareholders must comply with regulations relating to distributions by Selling Shareholders, including Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


ITEM 9            LEGAL PROCEEDINGS

The Company is not currently a party to any litigation.


ITEM 10           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, ages and current positions with the Company held by the Directors, Executive Officers and Significant Employees; together with the year such positions were assumed. There is no immediate family relationship between or among any of the Directors, Executive Officers or Significant Employees, and the Company is not aware of any arrangement or understanding between any Director or Executive Officer and any other person pursuant to which he was elected to his current position.

                                                                      DATE FIRST
                                    POSITION OR OFFICE                ELECTED/
NAME                     AGE        WITH THE COMPANY                  APPOINTED
----                     ---        ----------------                  ---------
Robert Wussler           65         Director                          2001
William G. Miller        55         Director, CEO effective 1/1/02    2001
Dr. Terry Washburn       48         Director, CEO until 12/31/01      2001
Jon Pritchett            35         Director, President               2001
Carroll Campbell         61         Director                          2001
Cale Yarborough          62         Director                          2001
Danny Ford               53         Director                          2001
Charles Bradshaw         65         Director                          2001


ROBERT WUSSLER -. Currently, Mr. Wussler runs The Wussler Group, an international media consultancy focused on developing television and internet properties, electronic commerce and convergence technologies. Previously, Mr. Wussler was involved in several international entrepreneurial ventures, following which; he became President and CEO of ABC Affiliate Enterprises. Mr. Wussler also spent 21 years at the CBS Television Network rising to the position of President of CBS Sports and eventually was named President of CBS. In 1980, Mr. Wussler joined Ted Turner as a co-founder of CNN where he helped enfranchise Turner Broadcasting as a major power by acquiring high-profile sports and entertainment properties including the NBA, NFL, the Goodwill Games and exclusive movie packages. For almost 10 years, he oversaw the growth of SuperStation TBS as its President and, in 1988, he was instrumental in the founding of TNT.

WILLIAM G. MILLER - Mr. Miller currently serves as chairman of the board of Miller Industries, Inc., which he founded in 1990. During its initial year of operations, Miller Industries acquired Challenger Wrecker Manufacturing, Holmes International and Century Wrecker Corporation. In 1994 Miller Industries became a publicly traded company and is today traded on the NYSE (symbol "MLR"). Prior to 1990, Mr. Miller worked for several Fortune 500 companies, including Bendix Corporation, Wheelabrator-Frye, Inc. and finally the Signal Companies, Inc. where he was a group vice-president with operating responsibilities for multiple companies. Mr. Miller holds a BSE degree in industrial engineering and an MBA from the University of Michigan.

DR. TERRY WASHBURN - Is the President of Eurovest, Inc., ("Eurovest") a private venture capital firm. Eurovest specializes in private placement of capital as well as providing consulting services in strategic planning, business development and organizational management. As the President of Eurovest, he is responsible for screening and analyzing prospective investment candidates for final recommendations to investors and/or Boards of Directors. Dr. Washburn served eight years as a Board member of a private pension fund during which he served on the investment advisory subcommittee that successfully directed the firm's asset base, which reached 3 billion dollars. Dr. Washburn earned a Bachelor of Business Administration from the University of Oklahoma, a Master of Divinity from the Southwestern Baptist Theological Seminary in Ft. Worth, Texas and a Doctor of Ministry from the Fuller Theological Seminary in Pasadena, California. He has extensive background in accounting, marketing, strategic planning and leadership development.

JON PRITCHETT - Before joining Team Sports Entertainment, Inc., Mr. Pritchett was a partner, Sr. Vice President and Chief Marketing Officer at ScheerGame Sports Development, LLC, the nation's first company to offer integrated development services (investment banking, construction, sales and marketing and team/league consulting) to municipalities, developers, team owners and universities for developing sports and entertainment venues. Prior to joining ScheerSports, Mr. Pritchett was employed by Host Communications USA/Streetball International where he served as Vice President of National Sales for the Southeast.

CARROLL CAMPBELL - During his political career, Mr. Campbell served as Governor of South Carolina for two terms and served in the U.S. Congress for eight years. As Governor, he was recognized for his leadership in the areas of jobs creation, economic growth, and educational reform. In his second term as Governor, he served as chairman of the National Governors' Association. While in Congress, he served on the Ways and Means, Appropriations, and Banking Committees. Mr. Campbell also serves on the Board of Directors of Fluor, AVX, Norfolk Southern, Wackenhut and the Boy Scouts of America.

CALE YARBOROUGH - Mr. Yarborough has an impressive 14.87 winning percentage winning 83 of 558 stock car races. His 83 wins are fifth on the all-time list. He also won 70 poles, third on the all-time list. He is the only driver to win the Grand National (now Winston Cup) championship three years in succession (1976-78) and the only champion (1977) to be running at the finish of every race. In 1987, he formed Cale Yarborough Motorsports, a NASCAR racing team. He owned and operated his NASCAR Winston Cup Team for another 14 years.

DANNY FORD - Following an All-SEC college career at the University of Alabama, Mr. Ford was an assistant coach at Alabama and Virginia Tech. He went to Clemson as an assistant in 1977 becoming head coach the last game of 1978, and in 1981 at the age of 33, led them to a national championship. He left Clemson in 1990, and in 1993 he became the head coach at the University of Arkansas where he coached for five years. Mr. Ford serves on the Board of Directors for Mountain Bank in Hendersonville, NC. The Governor of South Carolina appointed Ford to serve on the Board of Directors for the South Carolina Department of Natural Resources.

CHARLES BRADSHAW - Mr. Bradshaw brings over 30 years of business management experience to Team Sports & Entertainment, Inc. Bradshaw served as Chairman of the Board/President of Spartan Food Systems from 1969-1986. He, and partner Jerry Richardson, built Spartan Foods into a franchise giant in American food stores. In 1980, Bradshaw became Senior Vice President for Food Services with Transworld Corporation. From 1984-1986, Bradshaw served as President/COO of Transworld Corporation, a company including Hilton Hotels, TWA Airlines, and others. Bradshaw currently serves as President of Bradshaw Investments, Inc., a company he founded in 1986. He also serves on the Board of Directors for; Sonoco Products, Linville Resorts Inc., Textile Hall Corporation, and Spartanburg Regional Medical Center Foundation.

ITEM 11           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates all persons who, as of November 30, 2001, the most recent practicable date, are known by the Company to own beneficially more than 5% of any class of the Company's voting securities and all Directors of the Company and all Officers who are not Directors of the Company, as a group. As of November 30, 2001, there were 62,468,312 shares of the Company's common stock outstanding.

TITLE           NAME AND ADDRESS                 AMOUNT AND NATURE
 OF               OF BENEFICIAL                    OF BENEFICIAL          % OF
CLASS                 OWNER                           OWNER               CLASS
-----                 -----                           -----               -----

Common        Robert Wussler #                        1,200,000            1.91%
              7904 Sandalfoot Drive
              Potomac, MD  20854

Common        William G. Miller #(2)                  6,000,000            9.53%
              5025 Harrington Road
              Alpharetta, GA  30072

Common        Terry Washburn #(4)                       650,000            1.03%
              1111 South Main, Suite 217
              Grapevine, TX  76051

Common        Jon Pritchett #(5)                        938,333            1.49%
              13801 Reese Blvd. West, Suite 150
              Huntersville, NC  28078

Common        Bill Bradshaw (1)                       3,212,500            5.14%
              2805 Millwood Avenue
              Columbia, SC  29205

Common        Westlake Holdings, LLC (6)              5,625,000            8.74%
              800 West Main Street
              Lake City, SC  29560

Common        Carroll Campbell #                        500,000            0.79%
              C/O ACLI
              1001 Pennsylvania Ave.
              Washington, DC  20004

Common        Cale Yarborough #                       1,045,000            1.66%
              2723 W. Palmetto St.
              Florence, SC  29501

Common        Danny Ford #                              500,000            0.79%
              833 Bishop Branch Rd.
              Central, SC  29630

Common        Charles Bradshaw #(3)                   2,900,000            4.61%
              333 Meeting St.
              Georgetown, SC  29440

              All officers and directors
              as a group (8 persons)                 13,733,333           19.98%

     #   Includes option for 500,000 shares received as a director.

(1)      Bill Bradshaw is the son of Charles Bradshaw.
(2) Includes 200,000 shares owned by a trust, of which Mr. Miller serves as trustee, for Christopher C. Miller, Mr. Miller's minor son and includes warrant for 2,000,000 shares.
(3)      Includes 2,400,000 shares owned by Bradshaw Investments, Inc.
(4)      Includes option for 150,000 shares.
(5) Includes option for 133,333 shares pursuant to Mr. Pritchett's employment contract.
(6)      Includes warrant for 1,875,000 shares.


ITEM 12           DESCRIPTION OF SECURITIES

Our holders of common stock are entitled to one vote for each share held of record on all matters to be voted upon by the shareholders, subject to the rights of preferred shareholders, if any. There is no right to cumulative voting of shares for the election of directors. The shares of common stock are not entitled to preemptive rights and are not subject to assessment for payment of our debts. The holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors, in their sole discretion, out of funds legally available, subject to the rights of preferred shareholders, if any. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, that portion of our assets which are legally available for distribution to shareholders, subject to the rights of preferred shareholders, if any.


ITEM 13           INTEREST OF NAMED EXPERTS AND COUNSEL.

G. David Gordon & Associates, P.C. will pass on the validity of the common stock offered under this prospectus for the Company. David Gordon, a principal of G. David Gordon & Associates, P.C., is the principal holder of record of 451,893 shares of common stock of the Registrant and is the beneficial owner of 2,051,090 shares of common stock of the Registrant, which are owned by Mr. Gordon's wife. The shares owned by Mr. Gordon's wife include 1,500,000 shares that are being registered pursuant to this registration statement.

Our consolidated financial statements as of December 31, 2000 incorporated by reference in this prospectus and included in our Annual Report on Form 10-KSB for the year ended December 31, 2000 are included herein and in the registration statement in reliance upon the report of Bonadio & Co., LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


ITEM 14 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law ("DGCL") provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that person is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation) that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

The DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that person is or was an Agent of the corporation, against expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person's conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which that person is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determined that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 15           ORGANIZATION WITHIN LAST TWO YEARS

In July 2000, the Company entered into a bridge loan with the former Chief Executive Officer of the Company to purchase the officer's principal residence. The residence and 533,000 shares of Company stock collateralized the amount loaned of $226,895. During the term of the loan, monthly payments of $1,647, including interest at 8.25%, were due with a balloon payment due on January 17, 2001. The loan was repaid in full in April 2001.

On March 7, 2000, the Company entered into an agreement for the sale of Keystone Laboratories, Inc. ("Keystone"), a drug screening and confirmatory testing laboratory business, to its former president and a director for a $720,000 promissory note. The sale of Keystone was a condition precedent to completing the transactions with LCP and eStore. The note was repaid in full in May 2001.


ITEM 16           DESCRIPTION OF BUSINESS

Team Sports Entertainment, Inc. (the "Company" or "TSPT"), a Delaware corporation, is a holding company with one wholly owned subsidiary, Maxx Motorsports, Inc. ("Maxx"), a South Carolina corporation. Maxx, through its wholly owned subsidiary, Team Racing Auto Circuit, LLC ("TRAC") plans to develop, own, operate and sanction an automotive racing league designed to provide content for television and tracks while expanding the existing base of racing fans. On May 15, 2001, TSPT changed its name from Logisoft Corp. to Team Sports Entertainment, Inc.

On May 15, 2001 the Company acquired all of the common stock of Maxx Motorsports, Inc. in a tax-free stock exchange for 7,750,000 shares of the Company's common stock. In addition, as a part of this agreement, the Company issued 3,300,000 shares of its common stock in exchange for $825,000 of Maxx's liabilities. The liabilities consisted of $450,000 for cash advances and loans made to Maxx and $375,000 for consulting fees incurred. In addition, the Company completed the sale of its wholly owned subsidiaries, Logisoft Computer Products Corp. ("LCP") and eStorefronts.net Corp. ("eStore"), who created global and localized Internet solutions for both traditional and pure e-business companies, to a group of its shareholders in exchange for 12,000,000 shares of the Company's common stock, which was cancelled.

TRAC is a development stage company. TRAC plans to initially consist of multi-car teams, positioned in major North American television markets located near major motorsport venues. Each team will represent the city or state where it is located. The initial TRAC racing season, planned to start in 2003, will consist of a regular race schedule, an all-star race and a Championship Race. TRAC will incorporate the use of aerodynamically similar cars, fuel-injection engines and other competitive standards to increase parity among the teams without diminishing the entertainment value.

TRAC will own and operate a league (the "League") of professional stock car racing teams and will own all television, radio, publishing, sponsorship and licensing rights for the League. TRAC expects to enter into Operating Agreements with up to ten local persons (the "Local Operators") with respect to the local operations of a TRAC racing team in their respective local markets. The Local Operators will make certain payments to TRAC to obtain the local operating rights and will bear all local expenses of operating the team and will be entitled to retain all or a significant portion of certain local revenues (e.g., local ticket sales, parking and concession revenue and local sponsorship) and to share in certain national revenues (e.g., television and radio licensing fees, national sponsorship and merchandise licensing revenue). In addition, expansion and relocation fees will be shared among TRAC and the Local Operators. TRAC will hire all drivers and assign the drivers to the local teams; the teams will hire all other personnel, including pit crews. The Local Operators will be responsible for performing all local operations of the team, including presenting its home races, marketing the team and selling tickets for the races.

ITEM 17           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

>From time to time, the Company may publish forward-looking statements relative to such matters as anticipated financial performance, business prospects, technological developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. All statements other than statements of historical fact included in this section or elsewhere in this report are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, the following: changes in the economy or in specific customer industry sectors; changes in customer procurement policies and practices; changes in product manufacturer sales policies and practices; the availability of product and labor; changes in operating expenses; the effect of price increases or decreases; the variability and timing of business opportunities including acquisitions, alliances, customer agreements and supplier authorizations; the Company's ability to realize the anticipated benefits of acquisitions and other business strategies; the incurrence of debt and contingent liabilities in connection with acquisitions; changes in accounting policies and practices; the effect of organizational changes within the Company; the emergence of new competitors, including firms with greater financial resources than the Company; adverse state and federal regulation and legislation; and the occurrence of extraordinary events, including natural events and acts of God, fires, floods and accidents.

On May 15, 2001, the Company completed acquisition of Maxx. Maxx, through its wholly owned subsidiary, TRAC plans to develop, own, operate, and sanction an automotive racing league designed to provide content for television and tracks while expanding the existing base of racing fans. TRAC will initially consist of multi-car teams, strategically positioned in major North American television markets located near major motorsport venues. Each team will represent the city or state where it is located. The initial TRAC racing season, planned to start in the second quarter of 2003, will consist of a regular season race schedule, an all-star race, and a Championship Race. TRAC will incorporate the use of aerodynamically similar cars, fuel-injection engines and other innovative competition standards to increase parity among the teams without diminishing the entertainment value. TRAC intends to attract multiple manufacturers who currently are involved in motorsports in North America and worldwide.

TRAC will be structured as a single-entity league to allow for centralized management, economies of scale in purchasing, strict operational standards and cost controls at the team level. Revenue sharing systems will be enacted to ensure parity and fairly allocate revenue among teams. We are eliminating the current motorsports paradigm which rewards those teams who spend the most money on technology, testing and personnel therefore reducing competition. Through revenue sharing and cost containment efforts, TRAC will return the fans' focus to drivers, race-day strategies and crew performance and therefore level the playing field for team owners. Our races will be shortened from the 4-5 hour window of current stock car races to a 3-hour window that is more consistent with traditional team sports. Our cars will be engineered to handle better and will thus introduce more passing and more intense racing. The team-based structure will eliminate the need for qualifying events and the starting order can be determined by inverting the order of the current point standings.

TRAC is specifically designed to tap into a new potential fan base for motorsports. The traditional stock car fan base has a limited buying power for a wide range of consumer goods and services. The TRAC league format puts the focus on city/regional affinities and thus should enlist the support of traditional sports fans with a more significant buying power. The motorsports industry does not have a current model that resembles TRAC's plan in any way. We are applying modern business practices (revenue sharing, cost containment, etc.) from the business of professional team sports to the business of motorsports. Our marketing and positioning efforts, our competitive standards, our visually appealing cars, our high-profile team owners and our economic models should provide a league format that appeals to sports fans and is financially rewarding to team owners.

TRAC has narrowed its list to 26 markets. We expect to have ten markets with teams for the initial race season in 2003. We will select these markets based on factors including: strength of local ownership, size of television market, type of venue, level of anticipated civic support and national geographic balance. Owner/market announcements should begin in the first quarter of 2002 and continue until the fourth quarter of 2002 for the initial race season.

TRAC will own and operate a league (the "League") of professional stock car racing teams and will own all television, radio, publishing, sponsorship and licensing rights for the League. TRAC expects to enter into Operating Agreements with up to ten local persons (the "Local Operators") with respect to the local operations of a TRAC racing team in their respective local markets. The Local Operators will make certain payments to TRAC to obtain the local operating rights and will bear all local expenses of operating the team and will be entitled to retain all or a significant portion of certain local revenues (e.g., local ticket sales, parking and concession revenue and local sponsorship) and to share in certain national revenues (e.g., television and radio licensing fees, national sponsorship and merchandise licensing revenue). In addition, expansion and relocation fees will be shared among TRAC and the Local Operators. TRAC will hire all drivers and assign the drivers to the local teams; the teams will hire all other personnel, including pit crews. The Local Operators will be responsible for performing all local operations of the team, including presenting its home races, marketing the team and selling tickets for the races.

Since the acquisition of Maxx and TRAC, the Company has added several experienced leaders to its Board of Directors and Advisors from the industries of sports and entertainment, media, finance, motorsports, government, manufacturing and consumer marketing. Robert Wussler, formerly President of CBS Television and a co-founder of CNN, was named the Chairman of the Board of Directors. The former Turner Sports executive and Raycom Sports President, Terry Hanson, was hired as a senior executive. Proskauer Rose, a leader in sports league organization law, was retained as legal counsel to structure TRAC's single entity league. Carroll Campbell, the former Governor of South Carolina, was named to the Board of Directors as was Cale Yarborough, one of stock car racing's most successful drivers and a three-time NASCAR Winston Cup Champion. Additionally, Charlie Bradshaw, former Chairman of Spartan Foods, was named to the Board of Directors. The Company's Board of Advisors added NBA veteran, Carl Scheer, former Invesco Chairman, Wendell Starke and former Dr. Pepper President, Chuck Jarvie.

In October, the company entered into an agreement with one of motorsports' most respected design and manufacturing companies to develop the race cars to be used during TRAC's first season. Riley & Scott, the company that has produced championship designs in virtually every major form of motorsports, will design and manufacture approximately 100 cars at their manufacturing facility in Indianapolis, Indiana. The cars will be high-performance, muscle cars designed to race competitively on a variety of oval tracks. The cars will be designed with the highest safety standards available and will be designed distinctively for the purpose of creating visual appeal to attract a broader demographic audience to stock car racing.

The following pro forma budget summarizes the current estimate of costs and projected cash receipts expected through the end of 2002:

                                                              Quarter Ended
                               --------------------------------------------------------------------------
                                 12/31/01         3/31/02        6/30/02        9/30/02        12/31/02
                                 --------         -------        -------        -------        --------
Cash balance, beginning        $   6,602,327  $   4,827,494   $   3,520,569  $  10,365,749  $  14,197,209

Source of funds:
  Sale of cars and haulers                -              -       10,000,000     10,000,000      5,000,000
  Interest income and other           56,865         41,533          19,335         72,456        109,309
                               -------------- --------------  -------------- -------------- --------------
    Funds available                6,659,192      4,869,026      13,539,904     20,438,202     19,306,518
                               -------------- --------------  -------------- -------------- --------------

Use of funds:
  Operations:
    Personnel                        497,385        666,645         714,495        789,993        819,957
    Other operating costs            417,625        333,500         433,000        558,000        605,000
    Sales commissions                     -              -          500,000        500,000        250,000
  Other items:
    Car development                  916,688        348,312              -              -              -
    Car purchases                         -              -        1,526,660      2,860,000      2,878,627
    Track deposits                        -              -               -         183,000        549,000
    Hauler purchases                      -              -               -         600,000        680,000
    Engine costs                          -              -               -         750,000        750,000
                               -------------- --------------  -------------- -------------- --------------
      Funds used                   1,831,698      1,348,457       3,174,155      6,240,993      6,532,584
                               -------------- --------------  -------------- -------------- --------------

Ending cash balance            $   4,827,494  $   3,520,569   $  10,365,749  $  14,197,209  $  12,773,934
                               ============== ==============  ============== ============== ==============

The Company expects to complete delivery of its initial car order of 100 units, the related haulers and engines by April 30, 2003. The current payment schedule will require payments aggregating $7,203,413 during the four months ended April 30, 2003, in addition to the amounts included above.


ITEM 18           DESCRIPTION OF PROPERTY

Team Racing Auto Circuit is a party to an operating lease for its office facility in Huntersville, North Carolina. Future minimum lease payments for the remaining term of the lease are as follows: 2002 - $114,644, 2003 - $117,406, 2004 - $120,169, 2005 - $122,931, and 2006 - $62,156.


ITEM 19           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 In July 2000, the Company entered into a bridge loan with the former Chief Executive Officer of the Company to purchase the officer's principal residence. The residence and 533,000 shares of Company stock collateralized the amount loaned of $226,895. During the term of the loan, monthly payments of $1,647, including interest at 8.25%, were due with a balloon payment due on January 17, 2001. The loan was repaid in full in April 2001.

On March 7, 2000, the Company entered into an agreement for the sale of Keystone Laboratories, Inc. ("Keystone"), a drug screening and confirmatory testing laboratory business, to its former president and a director for a $720,000 promissory note. The sale of Keystone was a condition precedent to completing the transactions with LCP and eStore. The note was repaid in full in May 2001.

ITEM 20           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our $0.0001 par value common stock ("Common Stock") is traded in the over-the-counter market and is quoted on the NASD Over The Counter Bulletin Board ("OTCBB") under the symbol "TSPT." Prior to May 18, 2001, the Company was quoted on the OTCBB under the symbol "LGST" and prior to May 1, 2000, we were quoted on the OTCBB under the symbol "RTTK."

The following tables set forth the quarterly high and low daily prices of our Common Stock as reported by the OTCBB from the fourth quarter of 1999 through November 30, 2001. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                        High               Low
                                                        ----               ---
2001
----
Fourth Quarter through November 30, 2001            $     .50        $      .30
Third Quarter                                       $     .95        $      .43
Second Quarter                                      $    2.14        $      .31
First Quarter                                       $     .81        $      .31

2000
----
Fourth Quarter                                      $    1.16        $      .28
Third Quarter                                       $    2.44        $      .84
Second Quarter                                      $    5.00        $     1.81
First Quarter                                       $    6.88        $     1.06

1999
----
Fourth Quarter                                      $    1.13        $      .47

The OTCBB is a regulated quotation service that displays real-time quotes and volume information in over-the-counter (OTC) equity securities. The OTCBB does not impose listing standards or requirements, does not provide automatic trade executions and does not maintain relationships with quoted issuers. Stocks traded on the OTCBB may face a loss of market makers, lack of readily available bid and ask prices for its stock, experience a greater spread between the bids and ask price of its stock and a general loss of liquidity with its stock. In addition, certain investors have policies against purchasing or holding OTC securities. Both trading volume and the market value of our securities have been, and will continue to be, materially affected by the trading on the OTCBB.

DESCRIPTION OF REGISTRANT'S SECURITIES

In accordance with our Certificate of Incorporation, we are authorized to issue up to 500,000,000 shares of Common Stock and 2,000,000 shares of Series A non-voting Preferred Stock. As of November 30, 2001 there were 62,468,312 shares of Common Stock outstanding. No other class or series of stock was issued or outstanding on that date.

Common Stock

Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. As more fully described in Items 6 and 7 below, certain shareholders have entered into voting agreements that define the manner in which those shareholders must vote for the purposes of determining the number of directors of the Company and the election of directors. Holders of Common Stock are entitled to receive ratably the dividends, if any, declared from time to time by the Board of Directors out of legally available funds. Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any of our securities. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of Common Stock may be subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

Holders

At December 26, 2001 there were 565 holders of record of the Company's Common Stock, an undetermined number of which represent more than one individual participant in securities positions with the Company.

Dividends

The Company has never paid cash dividends on its Common Stock, and intends to utilize current resources to expand its operations. Therefore, it is not anticipated that cash dividends will be paid on the Company's Common Stock in the foreseeable future.

Preferred Stock

The Company has authorized 2,000,000 shares of a Series A, par value $2.75, non-voting preferred class of stock ("Preferred Stock"). The Preferred Stock would earn a 6% cumulative dividend payable on the 15th of January, April, July and October to stockholders of record on the last day of the month prior to the dividend date. The Series A Preferred Stock shall receive a liquidation preference over the Company's Common Stock as well as any other classes of stock established by the Company.

As of November 30, 2001, there were no shares of Preferred Stock issued or outstanding.

Stock Option Plan

On April 27, 2000, the Company adopted its 2000 Stock Option Plan (the "Plan") and the Company's Board of Directors approved the same. The Plan was approved by the Company's stockholders on April 11, 2001. The Plan was established to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel of the Company. The Board of Directors, or a committee that it appoints, is authorized to grant options to purchase the Common Stock of the Company, not to exceed an aggregate maximum of 3,000,000 shares. The Board of Directors, or a committee that it appoints, is also authorized to establish the exercise price and vesting terms of individual grants under the Plan. On December 12, 2001, the Board of Directors of the Company approved an increase in the aggregate maximum shares to 8,000,000 shares.

Options granted under the Plan may be either "incentive stock options" intended to qualify as such under the Internal Revenue Code, or "non-qualified stock options". The Company expects that most options granted pursuant to the Plan will be subject to vesting over a four year period, such as 25% increments on each grant date anniversary, during which the optionee must continue to be an employee of the Company. The Board or the committee, if applicable, may choose to impose different vesting requirements or none at all. Options outstanding under the Plan may have a maximum term of up to ten (10) years.

The Plan also provides that all options that are not vested will become vested upon a change in control, unless the options are either assumed or substituted for equivalent options. In addition, unvested options become vested, after a change in control, if an optionee is subject to involuntary termination other than for cause during that optionee's remaining vesting period.

At December 31, 2001, there were options outstanding for 4,000,000 shares for the Board of Directors, 1,500,000 shares for the Board of Advisors and 1,000,000 shares pursuant to employment contracts. At December 31, 2001, 333,332 of the employment contract options are exercisable and 666,668 become exercisable within the next 18 months. All options have an exercise price of $1.00 per share.

ITEM 21           EXECUTIVE COMPENSATION

Summary Compensation Table
----------------------------

The following table and narrative text disclose the compensation paid during 1998 through 2000 to the President/CEO and executive officers and significant employees of the Company.

                                                 Summary Compensation Table
                                                 --------------------------
                                                                                                             Long-Term
                                                                     Annual Compensation                   Compensation
                                                                                                            Securities
                                        Principal                                         Other Annual      underlying
Name                                    Position             Year     Salary    Bonus     Compensation   Options/SAR's (#)
----------------------------  ----------------------------  -------  --------  -----------  ----------  ---------------
Robert Lamy                   CEO (Since November 8, 2000)     2000  $110,911  $     -      $    -              N/A
                              President                        1999  $ 45,114  $166,700(4)  $ 6,000(2)          N/A
                                                               1998  $ 40,404  $     -      $    -              N/A

Dave Wilkerson                CEO (June 1, 2000 to             2000  $ 70,303  $     -      $55,293(5)          N/A
                              November 8, 2000)

Scott Fox                     VP of Marketing                  2000  $ 87,000  $     -      $    -              N/A
                              (from April 2000)

Matt Bailey                   VP of Business Development       2000  $  4,167  $     -      $    -              250,000 shares
                             (from December 2000) (1)

John Van Heel                 CFO                              2000  $ 73,852  $ 10,000(3)  $ 8,000(3)          400,000 shares
                              (from May 2000)

Robert Ballard                President of LCP                 2000  $ 69,670  $     -      $    -              N/A
                                                               1999  $ 39,740  $ 68,700(4)  $    -              N/A
                                                               1998  $ 32,872  $     -      $    -              N/A

William Lamy                  Director of Product              2000  $ 74,308  $     -      $    -              N/A
                              Development                      1999  $ 41,775  $190,700(4)  $    -              N/A
                                                               1998  $ 37,604  $     -      $    -              N/A

(1) Mr. Bailey was employed in December 2000 with an annual base salary of $100,000.
(2) In 1999, the Company paid a $6,000 initiation fee for Mr. R. Lamy's membership to Locust Hill Country Club.
(3) Mr. Van Heel was paid a $10,000 signing bonus in May 2000 and was also reimbursed for relocation costs of approximately $8,000 from his previous residence outside of New York City.
(4) Includes amounts paid to this executive and shareholder of LCP in conjunction with the Transactions.
(5) Includes compensation paid to Mr. Wilkerson for consulting services performed prior and subsequent to his role as chief executive officer.

The officers and other individuals noted in the above table also receive a standard package of medical, dental and life insurance, vacation, an individual retirement account plan and other benefits. The Board of Directors deliberates compensation matters to the extent they are not delegated to the CEO.

The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 2000:

                                         OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                               Number of
                                              Securities      Percent of Total       Exercise     Market
                                              Underlying        Options/SARs           of        Value on
                                             Options/SARs    Granted to Employees   Base Price    Date of    Expiration
              Name                            Granted (#)      in Fiscal Year       ($/share)      Grant        Date
-------------------------------------------  -------------  ---------------------  ------------  ----------  -----------
David Wilkerson, former CEO (1)                    300,000                  12.6%  $       1.91         (4)          (1)
                                                    30,000                   1.3%  $       0.66         (4)     11/9/10

Matt Bailey, VP of Business Development (2)        250,000                  10.5%  $       0.33         (4)    12/12/10

John Van Heel, CFO (3)                              25,000                   1.1%  $       0.01  $    2.13      5/17/10
                                                   275,000                  11.6%  $       1.94         (4)     5/17/10
                                                   100,000                   4.2%  $       0.37         (4)    12/27/10

(1) Mr. Wilkerson's 300,000 stock options were forfeited upon the termination of his employment with the Company. The 30,000 options were issued to Mr. Wilkerson on November 9, 2000 with a one year vesting upon the Company's engaging Mr. Wilkerson as a business development representative.
(2) Mr. Bailey's stock options vest in 25% increments on the anniversary date over 4 years.
(3) The 25,000 options granted to Mr. Van Heel at $.01/share were vested immediately upon grant. The cost of these options, $48,250 is being expensed over one-year. The 2000 expense associated with these options was $32,167. The 275,000 options granted to Mr. Van Heel vest in 25% increments on the anniversary date over 4 years. The 100,000 options granted to Mr. Van Heel vest monthly over 36 months.
(4)      Market value equals the exercise price on the date of grant.


The following table sets forth information with respect to the named executive officers concerning unexercised options held as of the end of fiscal year 2000:

                        FISCAL YEAR-END OPTION/SAR VALUES
                        ---------------------------------
                                           Number of Unexercised
                                           Securities Underlying        Value of Unexercised
                                              Options/SARs at         In-The-Money Option/SARs
                                           December 31, 2000 (#)      at December 31, 2000 ($)
Name                                     Exercisable/unexercisable    Exercisable/unexercisable
----                                     -------------------------    -------------------------
David Wilkerson, former CEO                              0/30,000                          N/A
Matt Bailey, VP of Business Development                 0/250,000                   $0/$26,875
John Van Heel, CFO                                 25,000/375,000               $10,688/$6,750


The Company has signed employment agreements with its principal officers and significant employees including Robert Lamy (March 2000), Robert Ballard (March
2000), William Lamy (March 2000), Scott Fox (April 2000) and John Van Heel (May
2000). The terms of these employment contracts are generally consistent for each employee. Significant terms of the employment agreements include a three year term, description of the employee's scope of responsibilities, compensation (generally providing for a 10% increase in base salary, which is fixed for the second and third years of the contract), annual bonus (up to 25% of base salary as authorized by the Company's Board of Directors, payable in stock or cash), stock options granted to the employee, fringe benefits (medical and dental coverage and vacation allowance). These agreements require the employee to treat certain information regarding the Company as confidential both during and after their employment with the Company and the Company has agreed to indemnify the employee for any acts and decisions made by him in good faith while performing services for the Company. In the event of a change of control of the Company, any successor is required to assume the employment agreement and if such change of control occurs within the third year of the employment agreement, the employee will be entitled to receive a minimum of one year's compensation from the date of the change in control if he is no longer employed in the position in which he was serving the Company, or an equivalent position. The agreement also requires that the employee sign a mutually acceptable non-compete agreement. The non-compete agreements are in-process.

ITEM 22           FINANCIAL STATEMENTS

The Securities and Exchange Commission allows us to incorporate by reference in this prospectus the information we file with them, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the information listed below:

         1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed April 2, 2001;
         2. Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2001, filed on November 16, 2001;
         3. Our Current Report on Form 8-K dated May 15, 2001, filed on May 29, 2001; and
         4. Our Current Report on Form 8-K dated June 25, 2001, filed on June 29, 2001.

All reports and other documents we subsequently file pursuant to Sections 12(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated into this prospectus by reference, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct such requests to:
Team Sports Entertainment, Inc., 1111 South Main, Suite 127, Grapevine, Texas 76051, Attention: Corporate Secretary. Our phone number at that address is (817) 410-5708.

ITEM 23 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FIANANCIAL DISCLOSURE

The Company dismissed its former principal accountants, Bonadio & Co., LLP of Rochester, New York and engaged Guest & Company, P.C. of Tulsa, Oklahoma, as its principal accountants. The change was made effective June 25, 2001.

During the two most recent fiscal years of the Company and the subsequent interim period until June 25, 2001, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants would have caused them to make reference in connection with their report to the subject matter of the disagreements.

The report of the former principal accounts on the financial statements of the Company for either of the past two years contained no adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was approved by the Board of Directors of the Company.

ITEM 24           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law ("DGCL") provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that person is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation) that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

The DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that person is or was an Agent of the corporation, against expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person's conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which that person is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determined that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, all of which are to be borne by the company, are as follows:

                  SEC Registration Fee                     $     6,716.48
                  Printing Expenses*                             1,000.00
                  Accounting Fees and Expenses*                  5,000.00
                  Legal Fees and Expenses*                      20,000.00
                  Registrar and Transfer Agent Fee*              2,000.00
                  Miscellaneous*                                 5,000.00
                                                           ----------------
                       Total*                              $    39,716.48

* Estimated


ITEM 26           RECENT SALES OF UNREGISTERED SECURITIES

In May 2001 the Company sold 28,977,000 shares of its common stock together with warrants to purchase an additional 14,488,500 shares at $1.00 per share to 24 accredited and sophisticated investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on Rule 4(2).


ITEM 27           EXHIBITS

Exhibit
No.                             Title
---                             -----

5.1      Legal Opinion of G. David Gordon & Associates*
23.1     Consent of Bonadio & Co., LLP*
23.2     Consent of G. David Gordon & Associates (included in Exhibit 5.1)*


*To be filed by amendment.

ITEM 28           UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional or changed material information with respect to the plan of distribution.

         (2) That, for the purpose of determining liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Grapevine, State of Texas, on the 31st of December, 2001.

                                               TEAM SPORTS ENTERTAINMENT, INC.



                                               By: /s/ Terry Washburn
                                                   -----------------------------
                                                   Terry Washburn
                                                   Chief Executive Officer
                                                   (Principal Executive Officer)


Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the date indicated.



/s/ Terry Washburn                                            December 31, 2001
-----------------------------------------------------
Terry Washburn, Chief Executive Officer and Director
(Principal Executive Officer and Principal
Accounting Officer)


/s/ Jon Pritchett                                             December 31, 2001
-----------------------------------------------------
Jon Pritchett, President and Director


/s/ Robert Wussler                                            December 31, 2001
-----------------------------------------------------
Robert Wussler, Director


 /s/ William Miller                                           December 31, 2001
 ----------------------------------------------------
William Miller, Director


                                                              December   , 2001
-----------------------------------------------------
Carroll Campbell, Director


/s/ Cale Yarborough                                           December 31 , 2001
-----------------------------------------------------
Cale Yarborough, Director


                                                              December    , 2001
-----------------------------------------------------
Danny Ford, Director


                                                              December    , 2001
-----------------------------------------------------
Charles Bradshaw, Director